UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2021

RED CAT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	814-00175 (Commission File Number)	86-0490034 (I.R.S. Employer Identification No.)

370 Harbour Drive, Palmas del Mar Humacao, PR (Address of principal executive offices)	00791 (Zip Code)

Registrant’s telephone number, including area code: (833) 373-3228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 2 - Financial Information

Item 2.01 - Completion of Acquisition or Disposition of Assets

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 31, 2021, we closed on the acquisition of Teal Drones Inc., (“Teal”) a Delaware corporation. As previously disclosed in our Current Report on Form 8-K filed July 14, 2021, our acquisition of Teal was made pursuant to an Agreement and Plan of Merger by and among Red Cat Holdings, Inc., a Nevada corporation (the “Company”), Teal Acquisition I Corp., a Delaware corporation (“Acquisition”) and wholly-owned subsidiary of the Company, and Teal, as amended and restated August 31, 2021 (the “Merger Agreement”).

Teal is a leader in commercial and government unmanned aerial vehicle (“UAV”) technology and manufactures the Golden Eagle drone, approved by the US Department of Defense for reconnaissance, public safety, and inspection applications.

Pursuant to the Merger Agreement, we acquired all of the issued and outstanding share capital of Teal in exchange for $14,000,000 of our common stock, par value $0.001 per share (“Common Stock”) at the Volume Weighted Average Price (VWAP) of our Common Stock on August 31, 2021 of $2.908 per share, reduced by the amount of Teal debt assumed consisting of approximately $1.67 million payable to Decathlon Alpha IV, L.P., (“DA4”), approximately $771,000 payable to other creditors and approximately $686,000 in working capital deficit, for a net closing date payment of $10,872,753.19. At closing, we issued 3,738,911 shares of our Common Stock (the “Merger Consideration”). On August 31, 2021, the Company, Acquisition, Teal and George Matus, as Shareholder Representative, entered into an Escrow Agreement with Equity Stock Transfer, LLC. Fifteen (15%) percent of the Merger Consideration (the “Escrow Shares”) was deposited in an escrow account as security for working capital adjustments and indemnification obligations for a period of eighteen (18) months under the Merger Agreement. The indemnification obligations feature a basket amount of fifty-thousand dollars ($50,000) before any claim can be asserted and is subject to a cap equal to the value of the Escrow Shares. George Matus, founder of Teal, will continue in the role of Chief Executive Officer of Teal pursuant to an employment agreement entered August 31, 2021.

The consideration payable under the Merger Agreement may be increased upon the achievement of certain milestones set forth in the Merger Agreement (the “Earn-Out Consideration”). Additional shares of Common Stock may become issuable by the Company in the event that within twenty-four (24) months following closing of the Merger, Teal realizes certain revenue targets. A total of Sixteen Million Dollars ($16,000,000) in additional shares of Common Stock may become issuable in the event that sales and services of Teal’s Golden Eagle drones shall have equaled at least Thirty-six Million Dollars ($36,000,000). A total of Ten Million Dollars ($10,000,000) in additional shares of Common Stock may become issuable in the event that sales and services of Teal’s Golden Eagle drones shall have equaled at least $24 million ($24,000,000) but less than $36 million ($36,000,000). A total of Four Million Dollars ($4,000,000) in additional shares of Common Stock may become issuable in the event that sales and services of Teal’s Golden Eagle drones shall have equaled at least Eighteen Million Dollars ($18,000,000) but less than Twenty-Four Million Dollars ($24,000,000). Additional Share Consideration, if earned, is issuable at the VWAP of the Company within thirty (30) days of the determination that Earn-Out Consideration is payable.

The Merger Agreement requires that within forty-five (45) days following execution Teal shall prepare and deliver to the Company US GAAP audited financial statements prepared by a PCAOB (Public Company Accounting Oversight Board) firm in such form and for such periods as is required to be filed in a Current Report on Form 8-K by the Company to be filed with the SEC following Closing (the “Audited Financial Statements”) as well as unaudited reviewed quarterly financial information as is required to be filed in a Current Report on form 8-K by the Company. As of the date hereof Teal has not provided the Company with the Audited Financial Statements.

On August 31, 2021, Teal entered into an Amended and Restated Loan and Security Agreement with DA4 (the “Loan Agreement”) in the amount of $1,670,294 (the “Loan”), representing the outstanding principal amount previously due and owing by Teal to DA4. Interest on the Loan accrues at a rate of ten (10%) percent per annum. Principal and interest under the term Loan is payable monthly in an amount equal to $49,275 until maturity on December 31, 2024. Teal may prepay the loan at any time, subject to a prepayment premium of $300,705, less the amount of any prior payments of interest. Under the Loan Agreement, Teal granted DA4 a continuing security interest in substantially all of the assets of Teal. In the event of a default under the loan DA4 may declare the full amount of the Loan immediately due and payable as a secured lender and take additional actions as a secured lender including seeking to foreclose on collateral pledged under the Loan Agreement. The Company agreed to guaranty the obligations of Teal under the Loan pursuant to a Joinder Agreement dated August 31, 2021.

The foregoing descriptions of the terms of the Merger Agreement, Joinder Agreement, Escrow Agreement and Loan Agreement are qualified in their entirety by reference to the full text of the Agreements, which are filed herewith as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K.

Section 3 - Securities and Trading Markets

Item 3.02 – Unregistered Sales of Equity Securities

On August 31, 2021, we issued a total of 3,738,911 shares of our Common Stock to the prior owners of Teal pursuant to the Merger Agreement. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

George Matus, 23, is founder and CEO of Teal a company he started at age 17. After developing novel drone technologies like thrust vectoring multi-rotors and modular and extensible architectures, among others, he raised several rounds of venture capital, launched three domestically manufactured products, and was awarded a pivotal contract with the U.S. Army which led to development of Teal’s flagship product, the Golden Eagle drone. Mr. Matus is a Peter Thiel Fellow, a Forbes “30 Under 30” member, was recognized by TIME Magazine as one of the 30 most influential teens in America, has competed with the first ever drone on the Battlebots television series, and holds 8 issued patents.

On September 1, 2021 the Company and George Matus entered into an employment agreement under which Mr. Matus will serve as Chief Executive Officer of Teal. The Employment Agreement has an initial term of one (1) year and is automatically renewed for successive periods of one (1) year unless either party provides the other party with notice of intention not to renew. During the term of employment Mr. Matus will be entitled to receive an annual base salary of $130,000 plus bonus upon achievement of certain milestones. In the event that Teal revenues exceed $2.5 million from September 1, 2021 to December 31, 2021, the base salary will increase to $150,000 effective January 1, 2022. In the event Teal revenues exceed $9 million from January 1, 2022 to December 31, 2022, the base salary will increase to $170,000. In addition, Mr. Matus was awarded 400,000 shares of restricted Common Stock under the Company’s 2019 Incentive Plan, twenty-five (25%) percent of which vested on the date of closing of the acquisition of Teal, twenty-five (25%) percent on the twelve (12) months anniversary thereof, and six and one-quarter (6.25%) percent quarterly thereafter until fully-vested, subject to immediate acceleration as to 50%, which shall vest in twelve (12) months if the trailing twelve (12) months revenue is greater than $10 million and 100% in twenty-four (24) months if the trailing twelve (12) month revenue is greater than $15 million, provided twenty-five (25%) percent margins are maintained. Upon termination by the Company or by Mr. Matus for “Good Reason” Mr. Matus shall be entitled to all benefits through the date of termination and, other than if termination is by the Company for “Cause”, Mr. Matus shall be entitled to 12 months’ severance, subject providing the Company with a full release. Cause means indictment, plea of no contest, guilty, or similar plea deal, or conviction of (x) a felony or (y) a crime involving fraud, embezzlement, or other crime that, in the Company’s reasonable discretion, will materially negatively impact the Company or its image, (ii) willful disregard of, or his willful failure to perform, his material duties under this Employment Agreement or his willful disregard of the reasonable written policies of the Company, which, if curable, is not cured by Matus within thirty (30) days after delivery of notice by the Company of such breach, or (iii) material violation of any of the covenants and conditions of this Agreement (provided that, if such violation can be cured, Matus shall have a period of thirty (30) days after delivery of notice by the Company of such breach. “Good Reason” shall mean: (i) a reduction of Matus’ salary and bonus eligibility, provided, however, that other similarly situated employees of the Company are not subject to a similar reduction in salary and bonus eligibility; (ii) a material diminution of Matus’ authority, duties, or responsibilities, provided that Matus gives the Company written notice of such material diminution and a thirty (30) day period in which to cure such action and, if the Company cures the action, then Good Reason shall not exist; or (iii) a change in Matus’ principal place of work to a location greater than thirty (30) miles from Matus’ principal place of work immediately prior to such a change, provided that Matus does not consent to such change. During the term of employment and for a period of twelve (12) months thereafter, Mr. Matus is subject to various covenants against competition and solicitation of vendors or employees.

The foregoing description of the terms of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement which is filed herewith as Exhibit 10.5 to this current Report on Form 8-K.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure

On September 1, 2021, we released the press release furnished herewith as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K under Item 7.01, including Exhibit 99.1 hereto, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company's filings under the Securities Act, or the Securities Exchange Act of 1934, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Section 9 – Financial Statements and Exhibits

Item. 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Agreement and Plan of Merger dated as of August 31, 2021, by and among Teal Drones, Inc., Red Cat Holdings, Inc., and Teal Acquisition I Corp.
10.2	Amended and Restated Loan and Security Agreement dated as of August 31, 2021, by and between Teal Drones, Inc. and Decathlon Alpha IV, L.P.
10.3	Joinder Agreement dated as of August 31, 2021, by and between Red Cat Holdings, Inc. and Decathlon Alpha IV, L.P.
10.4	Escrow Agreement dated as of August 31, 2021, by and between Red Cat Holdings, Inc. Teal Acquisition I Corp., Teal Drones, Inc., George Matus, as Shareholder Representative, and Equity Stock Transfer, LLC.
10.5	Employment Agreement dated as of September 1, 2021 with George Matus.
99.1	Press Release issued September 1, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2021	RED CAT HOLDINGS, INC.

	By:	/s/ Jeffrey M. Thompson
	Name:	Jeffrey M. Thompson
	Title:	President and Chief Executive Officer